Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	April 22, 2021
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 1st QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results for the first quarter of 2021. For the three months ended March 31, 2021, consolidated net income was $4,357,000, or $0.53 per diluted share (EPS). This compared to consolidated net income of $4,649,000, or $0.57 EPS, for the prior quarter and $2,709,000, or $0.33 EPS, for the same period a year ago.

The decrease in net income compared to the prior period was partially due to a reversal of loan loss provision of $338,000 recorded in the fourth quarter of 2020 attributable to a non-accrual loan that was placed back on accrual status, leaving zero non-performing assets at the end of the fourth quarter. Additionally, the income tax provision and effective tax rates increased compared to the prior quarter, mainly due to routine year-end adjustments recorded in the fourth quarter for tax-free income and tax benefits on certain deductible expenses. Loan interest and fees on Paycheck Protection Program (“PPP”) loans totaled $2,590,000 during the first quarter of 2021, compared to $2,150,000 during the prior quarter, and no PPP income recorded during the first quarter of 2020, as the PPP did not begin until April 2020. The first quarter PPP income corresponds to new loans funded under the PPP Second Draw loan program of $87 million and First Draw loan forgiveness payments of $62 million during the quarter. The ending balance of PPP loans as of March 31, 2021 was $235 million.

Net interest income for the three months ended March 31, 2021 was $12,242,000, compared to $12,128,000 in the prior quarter, and $10,228,000 in the same period a year ago. The increase compared to prior periods is attributable to interest and fees on PPP loans as described above and organic average loan growth. Year-over-year loan growth totaled $268.7 million as of March 31, 2021, of which $234.9 million came from PPP loans and the remaining $33.8 million was organic growth.

Net interest margin for the three months ended March 31, 2021 was 3.43%, compared to 3.49% for the prior quarter and 3.93% for the same period last year. Interest margin compression was attributable to the FOMC rate cuts in March 2020, which adversely impacted earning asset yields, and the infusion of short-term PPP loans which yield 1%.

“This extraordinary infusion of loan volume, PPP and otherwise, has enabled us to stave off the effects of margin compression and bolstered our bottom line,” stated Rick McCarty, Senior EVP and Chief Operating Officer.

Non-interest income was $1,176,000 for the quarter ended March 31, 2021, compared to $1,280,000 for the prior quarter and $1,284,000 for the same period last year. The decrease compared to the fourth quarter was partially due to a $37,000 non-recurring gain on the sale of an OREO property recorded in the fourth quarter and an increase of $33,000 in the unrealized loss on one equity security. The decrease from the same period a year ago was mainly due to a reduction in NSF fee income as higher deposit account balances corresponding to PPP and stimulus payments resulted in relatively low overdraft activity.

Non-interest expense totaled $7,720,000 for the quarter ended March 31, 2021, compared to $8,040,000 in the previous quarter and $7,449,000 in the same quarter a year ago. The decrease compared to the prior quarter is due to $520,000 in deferred costs associated with PPP loans funded during the first quarter as discussed above, for which there were none in the prior quarter or the first quarter of 2020. The increase in non-interest expense compared to the first quarter of 2020 corresponds to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.67 billion at March 31, 2021, an increase of $153.9 million and $508.8 million over December 31, 2020 and March 31, 2020, respectively. Gross loans were $1.03 billion at March 31, 2021, an increase of $15.7 million and $268.7 million over December 31, 2020 and March 31, 2020, respectively. The Company’s total deposits were $1.52 billion as of March 31, 2021, an increase of $150.0 million and $490.9 million from December 31, 2020 and March 31, 2020, respectively.

“As our team has continued to focus on providing our signature style of service to customers, new and old, we’ve seen two key activities occurring: strong loan demand and deposit growth which is significantly outpacing PPP second-draw funding,” stated Chris Courtney, President and CEO.

As of March 31, 2021, non-performing assets (“NPA”) were $362,000 or 0.02% of total assets, compared to zero NPA as of December 31, 2020 and $959,000 or 0.08% of total assets as of March 31, 2020. The increase was due to one delinquent loan that was placed on non-accrual status during the first quarter of 2021.

The allowance for loan losses to gross loans decreased to 1.10% at March 31, 2021, compared to 1.12% at December 31, 2020 and 1.26% at March 31, 2020 due to the increase in outstanding PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company did not record a provision for loan losses during the first quarter of 2021, compared to a provision reversal of $338,000 corresponding to the reduction in non-accrual loans for the prior period and a provision of $450,000 during the first quarter of 2020. The loan loss reserve as of March 31, 2021 included qualitative risk-based discretionary adjustments in connection with the COVID-19 pandemic and corresponding economic stress, which were recorded during the second quarter of 2020.

Oak Valley Bancorp operates Oak Valley Community Bank and their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Selected Quarterly Operating Data:	2021	2020	2020	2020	2020

Net interest income	$12,242	$12,128	$11,455	$11,146	$10,228
(Reversal of) provision for loan losses	-	(338)	193	1,860	450
Non-interest income	1,176	1,280	1,228	1,023	1,284
Non-interest expense	7,720	8,040	7,501	6,874	7,449
Net income before income taxes	5,698	5,706	4,989	3,435	3,613
Provision for income taxes	1,341	1,057	1,241	854	904
Net income	$4,357	$4,649	$3,748	$2,581	$2,709

Earnings per common share - basic	$0.54	$0.57	$0.46	$0.32	$0.33
Earnings per common share - diluted	$0.53	$0.57	$0.46	$0.32	$0.33
Dividends paid per common share	$0.145	$-	$0.140	$-	$0.140
Return on average common equity	13.44%	14.58%	12.19%	8.80%	9.52%
Return on average assets	1.12%	1.23%	1.04%	0.75%	0.95%
Net interest margin (1)	3.43%	3.49%	3.44%	3.55%	3.93%
Efficiency ratio (2)	55.47%	58.28%	57.41%	54.19%	63.26%

Capital - Period End
Book value per common share	$16.02	$15.78	$15.09	$14.60	$13.92

Credit Quality - Period End
Nonperforming assets/ total assets	0.02%	0.00%	0.06%	0.06%	0.08%
Loan loss reserve/ gross loans	1.10%	1.12%	1.13%	1.14%	1.26%

Period End Balance Sheet
($ in thousands)
Total assets	$1,665,394	$1,511,478	$1,449,051	$1,464,880	$1,156,635
Gross loans	1,028,776	1,013,115	1,026,850	1,003,172	760,109
Nonperforming assets	362	-	894	927	959
Allowance for loan losses	11,312	11,297	11,635	11,443	9,586
Deposits	1,517,785	1,367,809	1,311,188	1,299,864	1,026,925
Common equity	131,942	129,694	123,982	119,907	114,387

Non-Financial Data
Full-time equivalent staff	183	183	188	182	184
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,235,939	8,218,873	8,218,873	8,215,407	8,216,714
Period average - basic	8,134,831	8,129,045	8,126,058	8,123,806	8,114,543
Period average - diluted	8,166,178	8,155,890	8,133,929	8,129,531	8,134,621

Market Ratios
Stock Price	$17.15	$16.62	$11.46	$12.68	$15.74
Price/Earnings	7.90	7.32	6.26	9.95	11.75
Price/Book	1.07	1.05	0.76	0.87	1.13

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.